EXHIBIT 99.1


             NATIONAL COAL CORP. ANNOUNCES DELAY IN FILING FORM 10-K

KNOXVILLE, TENN. - (March 16, 2009) - National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, announced today that it requires additional time to file its Annual Report on Form 10K for the year ended December 31, 2008, and that it has filed for a 15 day extension.

"This is the first year National Coal, as an accelerated filer, is obligated to file its Form 10-K by March 16, and to include in the Form 10-K the report of our auditors on the effectiveness of our internal controls," stated Daniel Roling, President and Chief Executive Officer at National Coal Corp. "We are still working with our auditors to complete the 2008 audit, and we anticipate filing our Form 10-K as soon as possible and in any event within the 15 calendar day extension period," continued Mr. Roling.

National Coal expects to report revenues of approximately $132.6 million for the year ended December 31, 2008 as compared to $92.8 million for the year ended December 31, 2007. For the year ended December 31, 2008, National Coal expects to report a net loss of $34.9 million as compared to a net loss of $25.8 million for the year ended December 31, 2007.

ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.
Examples of forward looking-statements include anticipated revenues and net income for 2008, which financial results are unaudited and may change prior to the Company filing its Annual Report on Form 10-K, and the Company believe that it will file its Annual Report on Form 10-K within the 15 day extension deadline. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to the risks more fully described in the company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.


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